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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

                                       OF

                            SPRINGS INDUSTRIES, INC.


      Name of Subsidiary                              Place of Incorporation
      ------------------                              ----------------------

1.    American Fiber Industries, LLC                  Delaware

2.    Catawba Trucking Co., Inc.                      South Carolina

3.    New Fashion Sierra, Inc.                        South Carolina

4.    Regal Rugs, Inc.                                Indiana

5.    SIH Corp.                                       Delaware

6.    Springmaid International, Inc.                  South Carolina

7.    Springs Canada, Inc.                            Ontario

8.    Springs de Mexico, S.A. de C.V.                 Mexico

9.    Springs Inversiones Limitada                    Chile

10.   Springs Industries (Asia) Inc.                  Delaware

11.   Springs Licensing Group, Inc.                   South Carolina

12.   Springs Sales Corporation                       U.S. Virgin Islands

13.   Springs Window Fashions Division, Inc.          Delaware

14.   Springs Window Fashions Leasing Co., Inc.       South Carolina

15.   Warbird Corporation                             Delaware


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